J.P. Morgan Mortgage Acquisition Corp. 2006-NC2

Asset Backed Pass-Through Certificates, Series 2006-NC2

$[ ] (Approximate)

Subject to Revision

August [ ], 2006 – Free Writing Prospectus

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer or any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4154 (collect call) or by emailing Randall Outlaw at randall.outlaw@jpmorgan.com.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.  The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the asset-backed securities referred to in this free writing prospectus and to solicit an indication of your interest in purchasing such securities, when, as and if issued. Any such indication of interest will not constitute a contractual commitment by you to purchase any of the securities.

THE INFORMATION CONTAINED IN THIS COMMUNICATION IS SUBJECT TO CHANGE, COMPLETION OR AMENDMENT FROM TIME TO TIME. YOU SHOULD CONSULT YOUR OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO THE LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF A PURCHASE OF THESE SECURITIES.

The attached information may contain certain tables and other statistical analyses (the "Computational Materials") that have been prepared in reliance upon information furnished by the issuer, the preparation of which used numerous assumptions which may or may not be reflected herein.  As such, no assurance can be given as to the appropriateness of the Computational Materials for any particular context; or as to whether the Computational Materials and/or the assumptions upon which they are based reflect present market conditions or future market performance.  These Computational Materials should not be construed as either projections or predictions. The specific characteristics of the securities may differ from those shown in the Computational Materials due to differences between the final underlying assets and the preliminary underlying assets used in preparing the Computational Materials. Neither JPMorgan nor any of its affiliates makes any representation or warranty as to the actual rate or timing of payments or losses on any of the underlying assets or the payments or yield on the securities.

THIS INFORMATION IS FURNISHED TO YOU SOLELY BY JPMORGAN AND NOT BY THE ISSUER OR ANY OF ITS AFFILIATES (OTHER THAN JPMORGAN).  JPMORGAN IS ACTING AS UNDERWRITER AND NOT ACTING AS AGENT FOR THE ISSUER IN CONNECTION WITH THE OFFERING TO WHICH THIS COMMUNICATION RELATES.

Copyright 2006 JPMorgan Chase & Co. – All rights reserved.  J.P. Morgan Securities Inc. (JPMSI), member NYSE and SIPC.  JPMorgan is the marketing name used by the specific legal entity or entities named in the attached materials.  Clients should contact analysts and execute transactions through a JPMorgan Chase & Co. subsidiary or affiliate in their home jurisdiction unless governing law permits otherwise.

JPMORGAN

Computational Materials for
JPMAC 2006-NC2

New Issue Free Writing Prospectus

$[ ]

(Approximate)

J.P. Morgan Mortgage Acquisition Corp. 2006-NC2

Issuing Entity

J.P. Morgan Acceptance Corporation I

Depositor

New Century Mortgage Corporation

Originator

JPMorgan Chase Bank, N.A.

Servicer

Asset Backed Pass-Through Certificates, Series 2006-NC2

August [ ], 2006

Expected Timing:	Pricing Date:	On or about August [ ], 2006
	Closing Date:	On or about August [ ], 2006
	First Payment Date:	September 25, 2006, or first business day thereafter

Structure:	Bond Structure	$[ ] (approximate) senior/subordinate structure, floating
	Rating Agencies:	Moody’s, Standard & Poor’s and Fitch

The information herein will be superseded in its entirety by the final prospectus and prospectus supplement relating to the securities.  THIS PAGE MUST BE ACCOMPANIED BY A DISCLAIMER.  IF YOU DID NOT RECEIVE SUCH A DISCLAIMER, PLEASE CONTACT YOUR JPMORGAN SALES REPRESENTATIVE.\

Total Mortgage Loan Statistics

As of the Cut-off Date

Summary Statistics		Minimum	Maximum
Scheduled Principal Balance	$948,076,340	$29,945	$648,000
Average Scheduled Principal Balance	$196,533
Number of Mortgage Loans	4,824

Weighted Average Gross Coupon	8.353%	5.475%	13.900%
Weighted Average FICO Score	619	431	812
Weighted Average Combined Original LTV	81.24%	13.85%	100.00%
Weighted Average DTI	41.87%	0.84%	59.85%

Weighted Average Original Term(months)	359	120	360
Weighted Average Stated Remaining Term(months)	355	116	358
Weighted Average Seasoning(months)	3	2	12

Weighted Average Gross Margin	6.226%	4.500%	8.300%
Weighted Average Minimum Interest Rate	8.376%	5.475%	12.300%
Weighted Average Maximum Interest Rate	15.373%	11.875%	19.300%
Weighted Average Initial Rate Cap	1.498%	1.000%	1.500%
Weighted Average Subsequent Rate Cap	1.498%	1.000%	1.500%
Weighted Average Months to Roll	21	12	57

Maturity Date		April-01-2016	June-01-2036
Maximum Zip Code Concentration	11413(0.41%)

ARM	79.54%
Fixed Rate	20.46%

Interest Only	16.70%	Single Family	71.49%
Not Interest Only	83.30%	Multi Family	7.96%
Weighted Average IO Term	60	Condo	6.19%
		Planned Unit Development	14.35%
First Lien	94.66%
Second Lien	5.34%	Top 5 States:
		California	30.34%
Full Documentation	59.02%	Florida	10.47%
Limited Documentation	1.56%	New York	7.02%
Stated Documentation	39.41%	New Jersey	4.76%
		Texas	4.49%
Purchase	42.27%
Cash Out Refinance	47.70%
Rate/Term Refinance	10.03%

Primary	89.95%
Investment	6.52%
Second / Vacation	3.53%

Current Principal Balance	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
50,000 or less	345	$13,794,389.39	1.45%	10.842%	351	96.09%	636	41.05%
50,001 - 100,000	1,060	79,626,933.73	8.40	9.554	352	84.64	619	39.56
100,001 - 150,000	912	113,274,360.78	11.95	8.699	354	80.27	611	40.44
150,001 - 200,000	588	102,788,159.62	10.84	8.447	356	78.36	604	41.29
200,001 - 250,000	505	112,938,232.61	11.91	8.241	356	79.94	608	42.19
250,001 - 300,000	401	109,790,403.40	11.58	8.114	356	79.65	616	42.44
300,001 - 350,000	311	101,167,863.47	10.67	8.183	356	81.17	619	41.99
350,001 - 400,000	227	84,889,311.07	8.95	8.015	356	82.18	625	42.44
400,001 - 450,000	180	76,604,535.70	8.08	7.923	356	81.07	628	42.52
450,001 - 500,000	141	67,195,746.96	7.09	8.049	356	81.33	621	43.58
500,001 - 550,000	80	41,868,405.45	4.42	7.835	357	83.65	645	43.12
550,001 - 600,000	42	24,103,954.40	2.54	7.864	357	84.34	640	43.70
600,001 - 650,000	32	20,034,043.78	2.11	7.983	357	81.68	652	41.65
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Current Gross Rate (%)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
5.000 - 5.499	1	$323,940.42	0.03%	5.475%	349	80.00%	634	44.43%
5.500 - 5.999	26	7,856,775.51	0.83	5.788	355	73.72	676	42.62
6.000 - 6.499	219	55,228,476.06	5.83	6.297	353	76.11	650	42.49
6.500 - 6.999	434	108,372,501.83	11.43	6.775	353	78.17	640	41.65
7.000 - 7.499	395	97,524,300.97	10.29	7.251	356	78.72	634	41.85
7.500 - 7.999	643	153,487,487.14	16.19	7.770	356	79.85	627	42.32
8.000 - 8.499	525	117,506,568.26	12.39	8.250	355	80.17	625	42.23
8.500 - 8.999	663	136,026,591.46	14.35	8.744	356	81.66	604	41.85
9.000 - 9.499	422	86,375,591.14	9.11	9.246	357	82.38	592	41.92
9.500 - 9.999	514	86,698,118.79	9.14	9.756	356	84.12	594	41.26
10.000 - 10.499	247	33,371,905.32	3.52	10.216	357	85.70	591	40.57
10.500 - 10.999	197	25,517,991.98	2.69	10.723	357	86.78	590	40.98
11.000 - 11.499	134	12,231,268.51	1.29	11.250	355	90.56	613	41.03
11.500 - 11.999	174	12,762,009.72	1.35	11.749	355	95.79	624	41.39
12.000 - 12.499	114	7,876,045.16	0.83	12.214	354	98.25	633	42.52
12.500 - 12.999	91	5,486,066.28	0.58	12.711	356	99.82	631	42.06
13.000 - 13.499	18	996,922.13	0.11	13.092	356	100.00	635	39.83
13.500 - 13.999	7	433,779.68	0.05	13.774	356	100.00	634	44.76
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

FICO	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
425 - 449	1	$269,030.58	0.03%	6.150%	349	85.00%	431	50.54%
450 - 474	1	62,376.66	0.01	12.250	350	100.00	468	48.71
475 - 499	10	1,927,074.13	0.20	8.139	352	79.88	487	48.94
500 - 524	350	68,161,226.59	7.19	9.301	357	73.72	512	42.57
525 - 549	350	66,998,892.65	7.07	8.829	356	75.65	537	42.42
550 - 574	448	91,271,797.85	9.63	8.835	356	79.20	561	41.47
575 - 599	521	103,041,843.58	10.87	8.417	356	80.20	587	42.01
600 - 624	780	145,925,315.76	15.39	8.052	355	82.30	612	41.80
625 - 649	1,060	190,737,604.39	20.12	8.405	355	84.05	636	41.86
650 - 674	591	120,478,268.23	12.71	7.981	355	83.00	661	41.97
675 - 699	372	83,268,817.18	8.78	7.928	355	82.44	686	41.15
700 - 724	175	39,890,873.40	4.21	7.857	356	83.03	710	42.51
725 - 749	90	18,666,772.34	1.97	8.025	353	84.13	735	39.55
750 - 774	44	10,624,042.74	1.12	7.957	356	84.60	760	42.20
775 - 799	24	5,382,476.93	0.57	8.069	353	83.25	784	41.28
800 - 824	7	1,369,927.35	0.14	7.873	357	84.86	803	41.65
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Combined Original LTV	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
0.01 - 50.00	128	$18,445,305.47	1.95%	7.968%	353	40.74%	591	39.96%
50.01 - 55.00	66	12,445,115.23	1.31	7.537	353	52.92	589	41.32
55.01 - 60.00	122	23,900,713.82	2.52	7.817	353	58.10	586	40.66
60.01 - 65.00	160	32,205,217.29	3.40	7.994	355	63.40	578	41.12
65.01 - 70.00	214	45,099,593.63	4.76	7.926	354	68.73	590	41.32
70.01 - 75.00	285	61,298,448.38	6.47	8.271	355	73.89	581	43.02
75.01 - 80.00	1,544	348,900,607.70	36.80	7.970	356	79.80	637	42.11
80.01 - 85.00	516	116,050,359.96	12.24	8.409	356	84.32	590	42.40
85.01 - 90.00	688	159,157,010.91	16.79	8.586	356	89.71	618	41.08
90.01 - 95.00	323	78,350,495.88	8.26	8.447	356	94.74	641	42.47
95.01 - 100.00	778	52,223,472.09	5.51	11.194	355	99.95	655	41.56
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Original Term (months)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
120	2	$78,405.19	0.01%	7.745%	116	78.05%	683	37.98%
180	30	3,048,555.63	0.32	7.849	177	74.11	627	33.47
240	31	3,530,779.89	0.37	7.038	237	72.82	640	36.05
300	4	709,765.34	0.07	7.694	297	78.92	698	43.14
360	4,757	940,708,834.31	99.22	8.360	357	81.29	619	41.92
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Remaining Term to Stated Maturity (months)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
61 - 120	2	$78,405.19	0.01%	7.745%	116	78.05%	683	37.98%
121 - 180	30	3,048,555.63	0.32	7.849	177	74.11	627	33.47
181 - 240	31	3,530,779.89	0.37	7.038	237	72.82	640	36.05
241 - 300	4	709,765.34	0.07	7.694	297	78.92	698	43.14
301 - 360	4,757	940,708,834.31	99.22	8.360	357	81.29	619	41.92
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Debt Ratio	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
0.01 - 20.00	110	$17,012,583.33	1.79%	8.446%	355	79.64%	627	14.45%
20.01 - 25.00	171	26,349,270.34	2.78	8.531	351	80.15	609	22.57
25.01 - 30.00	280	47,564,600.88	5.02	8.347	354	79.47	617	27.79
30.01 - 35.00	446	78,698,659.37	8.30	8.356	355	79.93	620	32.65
35.01 - 40.00	746	142,802,927.03	15.06	8.370	355	80.89	624	37.69
40.01 - 45.00	1,113	224,626,687.72	23.69	8.382	355	82.29	622	42.69
45.01 - 50.00	1,593	338,943,457.60	35.75	8.373	356	82.87	620	47.76
50.01 - 55.00	341	66,814,614.24	7.05	8.061	356	74.17	590	52.48
55.01 - 60.00	24	5,263,539.85	0.56	7.857	356	76.32	616	56.57
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

ARM/FRM	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
Adjustable Rate Mortgage	3,292	$754,119,153.56	79.54%	8.376%	357	80.79%	614	42.03%
Fixed Rate Mortgage	1,532	193,957,186.80	20.46	8.263	351	82.98	638	41.23
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Product	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
2/28 ARM	954	$158,001,346.72	16.67%	8.714%	357	80.54%	604	40.80%
2/28 ARM BALLOON	1,705	412,663,111.67	43.53	8.610	357	80.57	602	42.50
2/28 ARM IO	497	155,922,855.07	16.45	7.558	357	81.74	653	42.10
30/40 BALLOON	295	71,126,420.14	7.50	7.350	356	77.33	634	42.28
3/27 ARM	54	11,549,746.58	1.22	6.943	350	83.30	620	40.10
3/27 ARM BALLOON	33	6,731,376.07	0.71	8.473	356	79.63	616	44.37
3/27 ARM IO	10	2,447,799.96	0.26	7.653	357	73.73	651	39.52
5/25 ARM	39	6,802,917.49	0.72	7.650	355	77.54	640	42.79
Fixed	1,237	122,830,766.66	12.96	8.791	348	86.25	640	40.63
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Interest Only	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
Not Interest Only	4,317	$789,705,685.33	83.30%	8.512%	355	81.16%	612	41.83%
Interest Only	507	158,370,655.03	16.70	7.560	357	81.62	653	42.06
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Interest Only Term (months)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
None	4,317	$789,705,685.33	83.30%	8.512%	355	81.16%	612	41.83%
60	507	158,370,655.03	16.70	7.560	357	81.62	653	42.06
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Prepayment Penalty Original Term (months)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
None	1,537	$302,328,790.54	31.89%	8.798%	356	82.49%	616	41.91%
12	205	57,581,847.67	6.07	8.235	355	80.39	630	42.97
24	2,377	468,401,432.45	49.41	8.317	357	81.20	615	41.92
36	705	119,764,269.70	12.63	7.426	351	78.64	636	41.04
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Lien	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
First Lien	4,042	$897,490,161.06	94.66%	8.187%	355	80.19%	617	41.88%
Second Lien	782	50,586,179.30	5.34	11.305	355	99.76	653	41.73
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Documentation Type	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
Full Documentation	2,959	$559,570,885.57	59.02%	8.009%	355	81.00%	606	42.14%
Stated Income	1,793	373,675,728.85	39.41	8.871	355	81.55	638	41.57
Limited Documentation	72	14,829,725.94	1.56	8.259	356	82.15	623	39.22
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Loan Purpose	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
Cash Out Refinance	2,063	$452,255,430.36	47.70%	8.176%	355	78.17%	599	41.60%
Purchase	2,291	400,734,859.98	42.27	8.659	356	84.60	642	41.85
Rate/Term Refinance	470	95,086,050.02	10.03	7.903	353	81.65	614	43.24
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Property Type	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
Single Family	3,549	$677,772,021.94	71.49%	8.332%	355	80.84%	616	41.95%
Planned Unit Development	659	136,091,439.78	14.35	8.287	355	81.82	620	41.11
Multi Family	273	75,512,748.19	7.96	8.428	356	83.00	634	43.15
Condo	343	58,700,130.45	6.19	8.655	356	82.23	631	41.00
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Occupancy Status	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
Owner	4,289	$852,777,400.96	89.95%	8.261%	355	80.83%	616	42.05%
Non Owner	318	61,837,109.05	6.52	9.233	357	85.30	644	39.09
Second	217	33,461,830.35	3.53	9.064	356	84.07	654	42.50
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Credit Grade	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
AA	3,707	$718,454,446.48	75.78%	8.203%	355	82.70%	635	41.82%
A-	300	61,873,529.37	6.53	8.842	357	78.78	568	42.12
A+	442	93,727,066.49	9.89	8.513	356	79.67	579	42.05
B	188	38,141,559.09	4.02	9.037	357	74.85	554	42.50
C	166	32,353,425.68	3.41	9.242	357	67.28	548	41.24
C-	21	3,526,313.25	0.37	10.587	357	65.17	536	42.83
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

State	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
ALABAMA	38	$4,011,827.43	0.42%	9.302%	356	87.19%	590	37.39%
ALASKA	14	2,062,029.81	0.22	8.675	357	84.41	650	43.28
ARIZONA	196	37,163,458.57	3.92	8.377	356	81.30	611	39.37
ARKANSAS	32	2,446,637.64	0.26	8.663	356	85.24	629	38.80
CALIFORNIA	1,059	287,635,834.97	30.34	8.103	356	80.09	633	42.42
COLORADO	78	12,138,424.30	1.28	8.614	353	84.31	621	40.82
CONNECTICUT	51	9,571,595.89	1.01	8.552	354	80.90	608	41.58
DELAWARE	5	793,368.65	0.08	8.858	357	81.09	578	44.58
DISTRICT OF COLUMBIA	6	1,318,730.69	0.14	9.181	357	76.36	632	45.84
FLORIDA	566	99,218,704.06	10.47	8.480	356	80.42	614	41.12
GEORGIA	127	19,691,787.21	2.08	8.912	357	84.98	616	41.19
HAWAII	65	17,559,717.61	1.85	7.750	357	76.47	640	41.55
IDAHO	22	2,943,066.28	0.31	8.450	357	82.12	582	43.40
ILLINOIS	167	30,991,152.16	3.27	8.239	355	82.40	620	42.26
INDIANA	55	6,176,105.21	0.65	9.028	356	81.88	584	41.55
IOWA	16	1,613,931.11	0.17	9.517	356	84.85	561	44.53
KANSAS	14	1,507,947.63	0.16	9.167	357	84.09	626	41.21
KENTUCKY	17	1,597,862.49	0.17	9.432	357	87.63	580	37.77
LOUISIANA	18	1,882,600.51	0.20	8.594	357	82.47	607	37.68
MAINE	14	2,653,934.06	0.28	7.379	356	80.99	635	35.63
MARYLAND	152	34,005,541.28	3.59	8.500	356	81.68	597	43.25
MASSACHUSETTS	157	38,501,825.82	4.06	8.362	356	81.67	606	43.95
MICHIGAN	87	9,692,316.36	1.02	8.885	355	83.56	587	39.93
MINNESOTA	63	10,459,658.51	1.10	8.761	357	83.68	617	41.76
MISSISSIPPI	15	1,892,383.16	0.20	9.126	356	86.73	576	41.79
MISSOURI	54	6,597,353.07	0.70	9.292	356	81.74	576	40.91
MONTANA	9	1,821,856.90	0.19	8.634	357	78.95	619	46.02
NEBRASKA	10	884,171.76	0.09	8.606	357	84.27	612	45.49
NEVADA	116	24,364,080.23	2.57	8.370	356	82.12	630	42.17
NEW HAMPSHIRE	17	2,826,769.62	0.30	8.322	357	83.36	595	43.96
NEW JERSEY	179	45,173,996.08	4.76	8.546	357	81.27	613	42.32
NEW MEXICO	28	4,750,510.44	0.50	8.352	356	83.46	616	36.46
NEW YORK	229	66,532,262.27	7.02	8.115	356	81.31	627	43.55
NORTH CAROLINA	26	3,501,868.61	0.37	8.986	356	82.18	589	42.69
NORTH DAKOTA	1	54,811.14	0.01	10.300	357	90.00	600	20.85
OHIO	91	8,143,630.52	0.86	9.166	355	86.24	603	39.17
OKLAHOMA	16	1,680,340.11	0.18	8.573	356	86.39	632	42.24
OREGON	93	14,731,302.31	1.55	8.387	355	81.20	623	40.58
PENNSYLVANIA	117	14,786,832.01	1.56	8.599	352	82.14	599	41.74
RHODE ISLAND	19	3,953,448.15	0.42	9.019	356	82.84	606	43.98
SOUTH CAROLINA	31	5,524,147.38	0.58	8.885	356	82.36	573	39.56
SOUTH DAKOTA	2	213,827.96	0.02	8.388	357	80.00	597	43.36
TENNESSEE	51	5,200,242.38	0.55	8.576	357	82.64	620	43.43
TEXAS	374	42,593,555.43	4.49	8.022	346	80.90	620	39.71
UTAH	41	7,005,398.78	0.74	8.641	357	84.00	608	39.69
VERMONT	4	879,583.25	0.09	9.743	357	78.79	594	50.90
VIRGINIA	92	17,680,966.70	1.86	8.668	355	80.43	595	41.93
WASHINGTON	119	22,386,591.95	2.36	8.620	357	83.88	608	40.24
WEST VIRGINIA	3	540,395.78	0.06	10.493	355	74.98	509	44.44
WISCONSIN	66	8,524,564.66	0.90	8.822	356	83.83	608	43.25
WYOMING	2	193,391.46	0.02	8.467	357	77.26	614	41.82
Total:	4,824	$948,076,340.36	100.00%	8.353%	355	81.24%	619	41.87%

Gross Margin (%)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
4.500 - 4.999	1	$243,658.99	0.03%	11.750%	356	75.00%	502	46.44%
5.000 - 5.499	11	2,136,941.74	0.28	7.801	352	83.14	576	38.19
5.500 - 5.999	621	150,687,765.05	19.98	8.072	356	81.20	619	42.25
6.000 - 6.499	2,202	508,442,940.70	67.42	8.302	357	81.79	622	42.03
6.500 - 6.999	278	56,262,271.97	7.46	9.231	357	78.20	570	41.58
7.000 - 7.499	155	32,737,392.06	4.34	9.336	357	68.61	550	41.94
7.500 - 7.999	22	3,255,911.58	0.43	9.666	357	72.28	544	46.04
8.000 - 8.499	2	352,271.47	0.05	8.418	355	80.00	692	25.82
Total:	3,292	$754,119,153.56	100.00%	8.376%	357	80.79%	614	42.03%

Minimum Interest Rate (%)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
5.000 - 5.499	1	$323,940.42	0.04%	5.475%	349	80.00%	634	44.43%
5.500 - 5.999	25	7,707,860.30	1.02	5.784	355	73.50	676	42.62
6.000 - 6.499	61	20,164,417.42	2.67	6.294	355	78.76	644	43.66
6.500 - 6.999	205	60,839,947.12	8.07	6.797	356	79.17	645	42.32
7.000 - 7.499	294	80,604,616.98	10.69	7.259	357	79.15	635	42.49
7.500 - 7.999	549	134,379,163.06	17.82	7.774	357	79.99	627	42.26
8.000 - 8.499	475	108,683,722.91	14.41	8.254	357	80.18	624	42.43
8.500 - 8.999	586	128,133,517.32	16.99	8.745	357	81.74	603	41.89
9.000 - 9.499	389	82,055,362.86	10.88	9.249	357	82.23	592	41.90
9.500 - 9.999	393	77,807,566.21	10.32	9.752	357	83.18	587	41.34
10.000 - 10.499	152	26,544,998.39	3.52	10.222	357	82.95	572	40.45
10.500 - 10.999	106	19,087,900.37	2.53	10.714	357	82.69	570	40.35
11.000 - 11.499	35	5,193,007.43	0.69	11.223	356	79.54	555	42.08
11.500 - 11.999	17	2,127,255.27	0.28	11.711	356	77.40	551	38.67
12.000 - 12.499	4	465,877.50	0.06	12.171	356	73.10	519	39.46
Total:	3,292	$754,119,153.56	100.00%	8.376%	357	80.79%	614	42.03%

Maximum Interest Rate (%)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
11.500 - 11.999	1	$300,831.37	0.04%	5.875%	350	80.00%	631	38.16%
12.000 - 12.499	2	444,640.42	0.06	5.719	351	81.20	664	45.94
12.500 - 12.999	25	7,694,266.14	1.02	5.812	355	73.49	679	41.49
13.000 - 13.499	62	20,521,922.01	2.72	6.320	355	78.70	642	43.77
13.500 - 13.999	207	61,200,297.59	8.12	6.809	356	79.27	645	42.42
14.000 - 14.499	296	80,688,075.48	10.70	7.265	357	79.15	636	42.39
14.500 - 14.999	547	133,935,227.93	17.76	7.775	357	79.95	627	42.27
15.000 - 15.499	471	108,122,059.82	14.34	8.254	357	80.19	624	42.47
15.500 - 15.999	585	127,929,864.77	16.96	8.745	357	81.74	603	41.91
16.000 - 16.499	389	82,055,362.86	10.88	9.249	357	82.23	592	41.90
16.500 - 16.999	393	77,807,566.21	10.32	9.752	357	83.18	587	41.34
17.000 - 17.499	152	26,544,998.39	3.52	10.222	357	82.95	572	40.45
17.500 - 17.999	106	19,087,900.37	2.53	10.714	357	82.69	570	40.35
18.000 - 18.499	35	5,193,007.43	0.69	11.223	356	79.54	555	42.08
18.500 - 18.999	17	2,127,255.27	0.28	11.711	356	77.40	551	38.67
19.000 - 19.499	4	465,877.50	0.06	12.171	356	73.10	519	39.46
Total:	3,292	$754,119,153.56	100.00%	8.376%	357	80.79%	614	42.03%

Initial Periodic Cap (%)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
1.000	11	$2,333,227.40	0.31%	7.350%	356	81.40%	640	35.72%
1.500	3,281	751,785,926.16	99.69	8.379	357	80.79	614	42.05
Total:	3,292	$754,119,153.56	100.00%	8.376%	357	80.79%	614	42.03%

Subsequent Periodic Cap (%)	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
1.000	11	$2,333,227.40	0.31%	7.350%	356	81.40%	640	35.72%
1.500	3,281	751,785,926.16	99.69	8.379	357	80.79	614	42.05
Total:	3,292	$754,119,153.56	100.00%	8.376%	357	80.79%	614	42.03%

Months to Next Rate Adjustment	# of Loans	Current Principal Balance ($)	Pct by Curr Prin Balance (%)	Weighted Average Gross Coupon (%)	Weighted Average Stated Remaining Term	Weighted Average Combined Orig LTV (%)	Weighted Average FICO	Weighted Average DTI (%)
10 - 12	1	$67,384.03	0.01%	7.875%	348	80.00%	560	46.28%
13 - 15	19	6,034,947.64	0.80	7.172	351	76.45	612	42.95
16 - 18	98	22,543,328.41	2.99	8.408	353	83.65	603	44.84
19 - 21	2,806	655,413,199.62	86.91	8.411	357	80.88	614	41.97
22 - 24	234	43,300,581.33	5.74	8.495	358	79.18	608	41.38
25 - 27	38	8,320,901.96	1.10	6.569	349	83.12	628	40.46
28 - 30	10	1,949,527.90	0.26	7.999	352	79.68	607	39.03
31 - 33	47	9,686,365.18	1.28	8.306	357	78.40	619	43.32
49 - 51	7	1,212,264.48	0.16	7.577	351	83.40	626	46.26
52 - 54	4	460,051.62	0.06	7.287	353	77.72	663	36.19
55 - 57	28	5,130,601.39	0.68	7.700	357	76.14	641	42.57
Total:	3,292	$754,119,153.56	100.00%	8.376%	357	80.79%	614	42.03%